--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                      WISCONSIN PUBLIC SERVICE CORPORATION

             (Exact name of registrant as specified in its charter)

          WISCONSIN                 39-0715160
 (State or other jurisdiction    (I.R.S. Employer
              of
incorporation or organization)    Identification
                                       No.)

                             700 NORTH ADAMS STREET
                                 P.O. BOX 19001
                           GREEN BAY, WISCONSIN 54307
                                 (920) 433-1598
                       (Address, including zip code, and
                   telephone number, including area code, of
                   registrant's principal executive offices)

           LARRY L. WEYERS,                          MICHAEL S. NOLAN
 CHAIRMAN AND CHIEF EXECUTIVE OFFICER                FOLEY & LARDNER
 WISCONSIN PUBLIC SERVICE CORPORATION           777 EAST WISCONSIN AVENUE
700 NORTH ADAMS STREET, P.O. BOX 19001          MILWAUKEE, WISCONSIN 53202
      GREEN BAY, WISCONSIN 54307             TELEPHONE NUMBER: (414) 297-5672
   TELEPHONE NUMBER: (920) 433-1334

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as the registrant shall determine in light of market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH                       AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
            CLASS OF SECURITIES                    TO BE           OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
             TO BE REGISTERED                    REGISTERED          PER UNIT *           PRICE *         REGISTRATION FEE
Senior Debt Securities.....................     $102,000,000           $1,020           $104,040,000         $28,924.00

*   Estimated solely for the purpose of computing the registration fee.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        PRELIMINARY PROSPECTUS SUBJECT TO CHANGE DATED NOVEMBER 25, 1998

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

                      PROSPECTUS SUPPLEMENT TO PROSPECTUS
                            DATED            , 1998

                      WISCONSIN PUBLIC SERVICE CORPORATION
                $[50],000,000 SENIOR SECURED NOTES,    % SERIES
                             DUE             ,

    Wisconsin Public Service Corporation will pay interest on the Senior Secured
Notes Due            ,     , at the rate of    % per annum on       and       of
each year, commencing on          . The Company may [not] redeem the Notes [in
whole or in part at any time on or after         , without premium.] [at its
option prior to their maturity.] The Notes constitute a series of the Company's Senior Debt Securities. See "Description of the Senior Debt Securities" in the accompanying Prospectus.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              PER NOTE       TOTAL
Public Offering Price(1)                              %    $
Underwriting Commission(2)                            %    $
Proceeds to Company(1)(3)                             %    $

------------------------

(1) Plus accrued interest from            .

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting expenses payable by the Company estimated at $      .

                            ------------------------

    The Underwriters are severally offering the Notes, subject to the prior receipt and acceptance of the Notes by the Underwriters and their right to reject any order in whole or in part. Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company on
or about            ,     .

SALOMON SMITH BARNEY

                  A.G. EDWARDS & SONS, INC.

                                     LEGG MASON WOOD WALKER
                                                          INCORPORATED

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS            ,

                                CERTAIN TERMS OF
              SENIOR SECURED NOTES,    % SERIES DUE       ,

    Please read the following information concerning the Notes in conjunction with the statements under "Description of the Senior Debt Securities" in the accompanying Prospectus which the following information supplements and, to the extent inconsistent therewith, supersedes. Capitalized terms not defined in this Prospectus Supplement are used as defined or otherwise provided in the accompanying Prospectus.

NOTES OFFERED.....................  $[50] million principal amount of Senior Secured Notes,
                                       % due       .

MATURITY..........................

INTEREST RATE.....................  The Notes will bear interest at the rate of    % per
                                    annum.

INTEREST PAYMENT DATES............

OPTIONAL REDEMPTION...............  The Notes will [not] be redeemable[ on or after       ,
                                       ] at the option of the Company [, in whole at any
                                    time or in part from time to time, at a redemption price
                                    equal to 100% of principal, plus accrued interest to the
                                    date of redemption]. The Notes have no sinking fund
                                    provisions.

RANKING...........................  Until the Release Date, all of the Notes will be secured by a series of Collateral Bonds issued and delivered by
                                    the Company to the Senior Trustee. On the Release Date,
                                    the Notes will cease to be secured by Collateral Bonds
                                    and will at the option of the Company either be secured
                                    by a substitute mortgage indenture or become unsecured
                                    general obligations of the Company on a parity with
                                    other senior unsecured indebtedness of the Company.

CERTAIN COVENANTS.................  The Notes will be issued under the Senior Indenture which contains covenants that, among other things, limit
                                    the ability of the Company to incur certain additional
                                    liens or engage in certain sale-leaseback transactions
                                    following the Release Date.

USE OF PROCEEDS...................  The proceeds from the Notes will be added to the general funds of the Company and be applied [to refund
                                    outstanding short-term indebtedness of the Company and]
                                    for other proper corporate purposes.

FORM AND DENOMINATION.............  The Notes will initially be represented by a Global Note registered in the name of a nominee of The Depository
                                    Trust Company.

                         SUMMARY FINANCIAL INFORMATION

                                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,             SEPTEMBER 30
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                                 UNAUDITED
STATEMENT OF INCOME DATA
  Operating Revenues (000)...........................  $  663,693  $  701,863  $  690,478  $  515,059  $  485,733
  Operating Income (000).............................  $   78,756  $   80,494  $   79,321  $   59,976  $   59,584
  Net Income (000)...................................  $   59,238  $   60,390  $   64,742  $   48,230  $   46,756

CAPITALIZATION AT SEPTEMBER 30, 1998

                                                                                             AS        AS ADJUSTED
                                                                               AMOUNT    ADJUSTED(a)   PERCENTAGE
                                                                             ----------  -----------  -------------
                                                                                     (DOLLARS IN THOUSANDS)
Long-term Debt(b)..........................................................  $  255,508   $ 305,508          35.5%
Preferred Stock (without mandatory redemption provisions)..................      51,200      51,200           6.0%
Common Stock Equity(b).....................................................     502,485     502,485          58.5%
                                                                             ----------  -----------        -----
        Total Capitalization...............................................  $  809,193   $ 859,193         100.0%
                                                                             ----------  -----------        -----
                                                                             ----------  -----------        -----

------------------------

(a) Adjusted to reflect the issuance of $50,000,000 of the Notes.

(b) Long-term debt is increased by $7,848,000 and common stock equity is reduced by the same amount to reflect the Company's guaranty of bank loans to the Company's ESOP (Employee Stock Ownership Plan).

              RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED) (a)

               YEAR ENDED DECEMBER 31,
-----------------------------------------------------    NINE MONTHS ENDED
  1993       1994       1995       1996       1997      SEPTEMBER 30, 1998
---------  ---------  ---------  ---------  ---------  ---------------------
4.43            4.21       4.17       4.25       4.34             4.62

------------------------

(a) In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

               BOOK-ENTRY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the Notes. The Notes will initially be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates representing the total aggregate principal amount of the Notes will be issued and will be deposited with the Senior Trustee as custodian for DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Notes as represented by a global certificate.

    For additional information relating to DTC and the book-entry issuance system, see "Senior Debt Securities--Book-Entry Securities" in the accompanying Prospectus.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the respective principal
amounts of the Senior Secured Notes    % Series Due           set forth opposite
its name below:

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
UNDERWRITER                                                                         NOTES
------------------------------------------------------------------------------  --------------
Salomon Smith Barney, Inc.....................................................  $
A.G. Edwards & Sons, Inc......................................................  $
Legg Mason Wood Walker, Incorporated..........................................  $
                                                                                --------------
        Total.................................................................  $
                                                                                --------------
                                                                                --------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken. The Underwriters propose to offer the Notes in part directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a
concession of    % of the principal amount of the Notes. The Underwriters may
allow, and such dealers may reallow, a concession not to exceed    % of the
principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Notes constitute a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market marking at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Underwriters are permitted to engage in certain transactions that maintain or affect the price of the Notes. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the Notes in connection with the offering (I.E., if they sell Notes in an aggregate principal amount that exceeds the amount set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the Underwriters and their affiliates have engaged and in the future may engage in investment banking transactions with, and the provision of services to, the Company and its affiliates in the ordinary course of business.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                  $102,000,000

                      WISCONSIN PUBLIC SERVICE CORPORATION

                             SENIOR DEBT SECURITIES

                                ----------------

    Wisconsin Public Service Corporation intends to offer up to $102,000,000 of one or more series of its Senior Debt Securities at such times and on such terms as the Company may determine in the light of market conditions and other factors. The Senior Debt Securities will be secured by a pledge of first mortgage bonds issued under the Company's Mortgage Indenture. This pledge will remain in effect so long as there are other first mortgage bonds of the Company outstanding. Upon the retirement of all other first mortgage bonds, the pledge will be released. The specific designation, aggregate principal amount, purchase price, maturity, rate and time of payment of interest, and the redemption terms or other specific terms of the Senior Debt Securities will be set forth in an accompanying Prospectus Supplement, together with the terms of offering of the Senior Debt Securities. See also "Description of the Senior Debt Securities."

    The Company may sell the Senior Debt Securities to or through underwriters and also may sell the Senior Debt Securities directly to other purchasers or through agents. The Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Senior Debt Securities, the principal amounts to be purchased by underwriters and the compensation of such underwriters or agents.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                     THE DATE OF THIS PROSPECTUS IS , 1998.

                             AVAILABLE INFORMATION

    Wisconsin Public Service Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices, located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, because the Company files joint reports with its parent WPS Resources Corporation ("WPSR"), reports concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, on which exchanges WPSR common stock is listed. Such information may also be accessed electronically by means of the SEC home page on the world wide web located at http:www.sec.gov.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the Registration Statement) under the Securities Act of 1933, as amended (the "Act"). The Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the exhibits thereto. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

        3. The Company's Current Reports on Form 8-K filed June 11, 1998, July 22, 1998, and October 6, 1998.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Francis J. Kicsar, Secretary, Wisconsin Public Service Corporation, 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307-9001, telephone number
(920) 433-1466.

                              SUMMARY INFORMATION

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or in the Prospectus Supplement or in the financial statements or other documents incorporated in this Prospectus by reference.

                                  THE OFFERING

COMPANY...........................  Wisconsin Public Service Corporation

SECURITIES BEING OFFERED..........  Not exceeding $102,000,000 Senior Debt Securities

                                  THE COMPANY

BUSINESS..........................  Electric and gas utility

SERVICE AREA......................  Approximately 11,000 square miles in northeastern
                                    Wisconsin and an adjacent part of upper Michigan

SOURCE OF REVENUES FOR THE YEAR
  ENDED DECEMBER 31, 1997.........  69.4% Electric; 30.6% Gas

CUSTOMERS AT DECEMBER 31, 1997....  Electric-374,516; Gas-218,299

SOURCES OF ELECTRIC GENERATION IN
  1997............................  68.9% Coal; 8.2% Nuclear; 3.0% Hydro; 19.9% Other
                                    Generation and Purchased Power

              RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED) (a)

               YEAR ENDED DECEMBER 31,
-----------------------------------------------------    NINE MONTHS ENDED
  1993       1994       1995       1996       1997      SEPTEMBER 30, 1998
---------  ---------  ---------  ---------  ---------  ---------------------
4.43            4.21       4.17       4.25       4.34             4.62

------------------------

(a) In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

                                  THE COMPANY

    The Company is a wholly-owned subsidiary of WPS Resources Corporation, Green Bay, Wisconsin ("WPSR"). The Senior Debt Securities offered pursuant to this Prospectus, however, are the obligation solely of the Company, and WPSR is not obligated to make any payments of principal or interest on the Senior Debt Securities.

    The Company is engaged in the production, transmission, distribution and sale of electricity and in the purchase, distribution, transportation and sale of gas in northeastern Wisconsin and an adjacent part of upper Michigan. It was incorporated under the laws of the State of Wisconsin in 1883. Its executive offices are at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307. Its telephone number is (920) 433-1598.

    The Company's Wisconsin retail utility rates and service and the issuance of securities by the Company are regulated by the Public Service Commission of Wisconsin ("PSCW"). The Company's Michigan retail utility rates and service are regulated by the Michigan Public Service Commission. The Company's wholesale electric rates, hydroelectric projects and certain other matters are regulated by the Federal Energy Regulatory Commission. The operation of the Kewaunee nuclear plant, of which the Company is the operator and currently a 41.2% owner, is regulated by the Federal Nuclear Regulatory Commission. It is anticipated that the Company's ownership interest in the Kewaunee plant will increase to 59% in 2000. The Company is also subject to limited regulation by local authorities.

                                USE OF PROCEEDS

    The proceeds from the sale of the Senior Debt Securities will be used to refund outstanding short-term indebtedness and, if necessary or desirable to achieve greater flexibility to meet industry restructuring requirements, may be used to redeem or repurchase any or all of the following series of the Company's Preferred Stock: 5.00%, 5.04%, 5.08%, 6.76%, 6.88%. Any remaining proceeds will be used for other proper corporate purposes.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES

    GENERAL: The Company will issue from time to time, in one or more series, Senior Debt Securities under a trust indenture dated as of December 1, 1998 between the Company and Firstar Bank Milwaukee, N.A., National Association, as trustee (the "Senior Trustee"), as supplemented and amended by supplemental indentures thereto (collectively the "Senior Indenture"). The form of the Senior Indenture is an exhibit to the Registration Statement.

    The description of the offered Senior Debt Securities in the attached Prospectus Supplement modifies the following description. Please read both descriptions. The following statements are brief summaries of certain provisions of the Senior Indenture. Such statements do not purport to be complete and in each case are qualified in their entirety by the more detailed provisions of the Senior Indenture, which is incorporated herein by reference. Capitalized terms used in this section and not otherwise defined herein have the meanings given to them in the Senior Indenture.

    Until the Release Date (as defined below) the Senior Debt Securities will be secured by one or more series of the Company's first mortgage bonds (the "First Mortgage Bonds") issued under the first mortgage and deed of trust dated January 1, 1941 from the Company to First Wisconsin Trust Company (subsequently merged into Firstar Bank Milwaukee, N.A., National Association), Milwaukee, Wisconsin ("Firstar" or the "Mortgage Trustee") as supplemented and amended by the supplemental indentures thereto (collectively, the "Mortgage Indenture"). See "--Security; Release Date." Any First Mortgage Bonds issued as security for Senior Debt Securities will be issued and delivered to the Senior Trustee and are referred to in this Prospectus as "Collateral Bonds."

    ON THE RELEASE DATE (AS DEFINED BELOW), THE SENIOR DEBT SECURITIES WILL CEASE TO BE SECURED BY THE COLLATERAL BONDS AND, AT THE COMPANY'S OPTION, EITHER
(i) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (ii) WILL BE SECURED BY FIRST MORTGAGE BONDS (THE "SUBSTITUTED COLLATERAL BONDS") ISSUED UNDER A MORTGAGE INDENTURE OTHER THAN THE MORTGAGE INDENTURE. The Senior Indenture provides that, in addition to the Senior Debt Securities offered hereby, additional Senior Debt Securities may be issued thereunder, without limitation as to aggregate principal amount, from time to time, in one or more series, provided that, prior to the Release Date, the amount of Senior Debt Securities that may be issued cannot exceed the aggregate principal amount of Collateral Bonds that the Company is able to issue under the Mortgage Indenture.

    There is no requirement, under either the Senior Indenture or the Mortgage Indenture (collectively, the "Indentures"), that future issues of debt securities of the Company be issued under the Indentures, and, subject to certain restrictions following the Release Date which are described in "Description of the Senior Debt Securities--Restrictions," the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indentures, in connection with future issues of such other debt securities.

    The Indentures do not contain any debt covenants or provisions which would afford holders of Senior Debt Securities protection in the event of a highly leveraged transaction.

    Please refer to the Prospectus Supplement relating to the Senior Debt Securities being offered (the "Offered Senior Debt Securities") for, among other things, the following terms thereof:

    - the title of the Offered Senior Debt Securities;

    - any limit on the aggregate principal amount of the Offered Senior Debt Securities;

    - the date on which the Offered Senior Debt Securities will mature;

    - the rate or rates per annum (which may be fixed or variable) at which the Offered Senior Debt Securities will bear interest or the method by which such rate or rates shall be determined;

    - the date from which interest will accrue or the method by which such date shall be determined;

    - the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates;

    - the dates, if any, on which, and the price or prices at which, the Offered Senior Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds;

    - the date, if any, after which, and the price or prices at which, the Offered Senior Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption; and

    - any other terms of the Offered Senior Debt Securities.

    The following activities relating to the Senior Debt Securities will occur at the office of the Senior Trustee in Milwaukee, Wisconsin:

    - payment of principal and interest

    - exchange, transfer and registration of certificated Senior Debt
      Securities.

    At its option, the Company may pay interest by check mailed or by wire transfer to the registered holder.

    The Offered Senior Debt Securities will be represented either by Global Securities registered in the name of a depositary, or its nominee, or by certificates in certificated form issued to the registered holders thereof as set forth in the applicable Prospectus Supplement. See "--Book Entry Securities" herein.

    DEFINITIONS: For purposes of the descriptions of the Senior Debt Securities, certain defined terms have the following meanings:

    "Capitalization" means the total of all the following items appearing on, or included in, the consolidated balance sheet of the Company; (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the Senior Indenture), premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock of the Company held in its treasury.

    "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities or guarantees of any thereof.

    "Net Tangible Assets" means the amount shown as total assets on the consolidated balance sheet of the Company, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and may be determined as of a date not more than sixty
(60) days prior to the happening of the event for which such determination is being made.

    "Operating Property" means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with GAAP, excluding, in either case, any interest of the Company as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with GAAP.

    "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to the Company of any Operating Property (except for leases for a term, including any renewal thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by the Company to such person; PROVIDED, HOWEVER, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the Indenture and shall not include any transaction pursuant to which the Company sells Operating Property to, and thereafter purchases energy or services from, any entity which transaction is ordered or authorized by any regulatory authority having jurisdiction over the Company or its operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to the Company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the net book value of such property, as determined in accordance with generally accepted accounting principles by the Company at the time of entering into such Sale and Lease-Back transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

    ORIGINAL ISSUE DISCOUNT SECURITIES. The Senior Debt Securities may be issued under the Senior Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto.

"Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

    SECURITY; RELEASE DATE. Until the Release Date (as defined below), the Senior Debt Securities will be secured by one or more series of the Collateral Bonds issued and delivered by the Company to the Senior Trustee. See "Description of the First Mortgage Bonds." Upon the issuance of Senior Debt Securities prior to the Release Date, the Company will simultaneously issue and deliver Collateral Bonds to the Senior Trustee, as security for such Senior Debt Securities. Such Collateral Bonds will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the Senior Debt Securities being issued. The Company has agreed to issue a Related Series of Collateral Bonds in the name of the Senior Trustee in its capacity as trustee under the Senior Indenture concurrently with the issuance of each series of Senior Debt Securities. The Senior Trustee has agreed to hold each series of Collateral Bonds in such capacity under all circumstances and not transfer such Collateral Bonds until the earlier of the Release Date or the prior retirement of the Related Series of Senior Debt Securities through redemption, repurchase or otherwise. Prior to the Release Date, the Company shall make payments of the principal of, and premium or interest on, each series of Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the Related Series of Senior Debt Securities.

    THE "RELEASE DATE" WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS OF THE COMPANY ISSUED AND OUTSTANDING UNDER THE MORTGAGE INDENTURE, OTHER THAN THE COLLATERAL BONDS, HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION OR OTHERWISE, PROVIDED THAT NO DEFAULT OR EVENT OF DEFAULT UNDER THE SENIOR INDENTURE HAS OCCURRED AND IS CONTINUING. ON THE RELEASE DATE, THE SENIOR TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL COLLATERAL BONDS AND NOT LATER THAN 30 DAYS AFTER THE RELEASE DATE WILL PROVIDE NOTICE TO ALL HOLDERS OF SENIOR DEBT SECURITIES OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE COLLATERAL BONDS WILL CEASE TO SECURE THE SENIOR DEBT SECURITIES, AND, AT THE OPTION OF THE COMPANY, THE SENIOR DEBT SECURITIES, EITHER (i) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (ii) WILL BE SECURED BY SUBSTITUTED COLLATERAL BONDS. EACH ISSUE OF COLLATERAL BONDS WILL BE SECURED BY A LIEN ON CERTAIN PROPERTY OWNED BY THE COMPANY. IN CERTAIN CIRCUMSTANCES PRIOR TO THE RELEASE DATE, THE COMPANY IS PERMITTED TO REDUCE THE AGGREGATE PRINCIPAL AMOUNT OF A SERIES OF COLLATERAL BONDS HELD BY THE SENIOR TRUSTEE, BUT IN NO EVENT TO AN AMOUNT LOWER THAN THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF THE SENIOR DEBT SECURITIES INITIALLY ISSUED CONTEMPORANEOUSLY WITH SUCH COLLATERAL BONDS. FOLLOWING THE RELEASE DATE, THE COMPANY WILL CAUSE THE MORTGAGE INDENTURE TO BE DISCHARGED, AND THE COMPANY WILL NOT ISSUE ANY ADDITIONAL BONDS UNDER SUCH MORTGAGE INDENTURE.

    RESTRICTIONS. The Senior Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) and expressly assumes, by an indenture supplemental to the Senior Indenture, all the obligations of the Company under the Senior Debt Securities and the Senior Indenture, executed and delivered to the Senior Trustee in form satisfactory to the Senior Trustee, and expressly assumes, by an indenture supplemental to the Mortgage Indenture (if prior to the Release Date) or any Substituted Mortgage Indenture (if on or after the Release Date) all of the obligations of the Company under any outstanding Collateral Bonds or Substituted Collateral Bonds and under the Mortgage Indenture or Substituted Mortgage Indenture, executed and delivered to the Mortgage Trustee or the trustee under the Substituted Mortgage Indenture in form satisfactory to the Mortgage Trustee or the trustee under the Substituted Mortgage Indenture; (2) immediately before and after giving effect to such transaction or series of transactions, no Event of Default, and no Default, with respect to the Senior Debt Securities shall have occurred and be continuing; and
(3) the Company shall have delivered to the Senior Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Senior Indenture, the Mortgage Indenture or the Substituted Mortgage Indenture, as the case may be.

    LIMITATION ON LIENS. The Senior Indenture provides that, so long as any Senior Debt Securities are outstanding, the Company may not issue, assume, guarantee or permit to exist after the Release Date any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property of the Company, whether owned at the date of the Senior Indenture or thereafter acquired, without in any such case effectively securing the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of the Company ranking equally with the Senior Debt Securities) equally and ratably with such Debt (but only so long as such Debt is so secured).

    The foregoing restriction will not apply to:

    - Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);

    - Liens on Operating Property of a corporation existing at the time such corporation is merged into, or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, the Company;

    - Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

    - Liens in favor of any State or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, obligations of the Company with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property of the Company;

    - Any Lien created by any Substituted Mortgage Indenture securing Substituted Collateral Bonds; or

    - Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing exceptions, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by the foregoing exception, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

    In addition, the foregoing restriction will not apply to the issuance, assumption or guarantee by the Company of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt of the Company (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and

Lease-Back Transactions" below), does not exceed the greater of 10% of the Net Tangible Assets or 10% of Capitalization.

    LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. The Senior Indenture provides that so long as the Senior Debt Securities are outstanding, the Company may not enter into or permit to exist after the Release Date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such Operating Property or the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) the Company would be entitled pursuant to any of the provisions described in the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Senior Debt Securities, (b) after giving effect to such Sale and Lease-Back Transaction, the Company could incur pursuant to the provisions described in the third paragraph under "Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)) or (c) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased to the retirement of Senior Debt Securities or other Debt of the Company ranking equally with, the Senior Debt Securities, subject to reduction for Senior Debt Securities and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

    EVENTS OF DEFAULT AND NOTICE THEREOF. The following are Events of Default under the Senior Indenture with respect to the Senior Debt Securities of any series;

    - failure to pay interest on any Senior Debt Security when due and

        (1) if such failure occurs prior to the Release Date, continued for 90 days, or

        (2) if such failure occurs on or after the Release Date, continued for 30 days;

    - failure to pay the principal of (or premium, if any, on) any Senior Debt Security when due and payable at Maturity, upon redemption or otherwise;

    - failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Senior Indenture (other than a covenant, agreement or warranty included in the Senior Indenture solely for the benefit of Senior Debt Securities other than that series) and

        (1) if such failure occurs prior to the Release Date, continued for 90 days, or

        (2) if such failure occurs on or after the Release date, continued for 60 days,

     in each case, after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series;

    - prior to the Release Date, the occurrence and continuance of a completed default under the Mortgage Indenture, PROVIDED, HOWEVER, the waiver or cure of such completed default under the Mortgage Indenture and the rescission and annulment of the consequences thereof under the Mortgage Indenture will constitute a waiver of the corresponding Event of Default under the Senior Indenture;

    - if any Substituted Collateral Bonds are outstanding, the occurrence and continuance of an event of default or completed default under the Substituted Mortgage, PROVIDED, HOWEVER, the waiver or cure of such event of default or completed default under the Substituted Mortgage Indenture and the rescission and annulment of the consequences thereof under the Substituted Mortgage Indenture will constitute a waiver of the corresponding Event of Default under the Senior Indenture;

    - certain events of bankruptcy, insolvency or reorganization relating to the Company; and

    - any other Event of Default with respect to the Senior Debt Securities of that series specified in the Prospectus Supplement relating thereto or Supplemental Indenture under which such series of Senior Debt Securities is issued.

    The Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Debt Securities of any series, give the Holders of Senior Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee of directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of that series.

    If an Event of Default with respect to Senior Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Senior Debt Securities of that series) may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Senior Debt Securities of any series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Senior Debt Security of that series. Upon any acceleration of the Senior Debt Securities prior to the Release Date, the Senior Trustee is empowered to cause the mandatory redemption of the Collateral Bonds or Substituted Collateral Bonds, as the case may be.

    The Holders of not less than a majority of the principal amount of the Outstanding Senior Debt Securities of any series may rescind a declaration of acceleration and its consequences with respect to the Senior Debt Securities of such series (including if given, the written demand for redemption of Collateral Bonds or Substituted Collateral Bonds) if all existing Events of Default, other than the nonpayment of principal of and interest on the Senior Debt Securities of that series that have become due solely by such declaration of acceleration, have been cured or waived; to the extent lawful, interest on overdue interest and on overdue principal that has become due otherwise than by reason of such acceleration has been paid; the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and all amounts due to the Trustee under the Senior Indenture have been paid. The Senior Indenture provides that the Company shall periodically file statements with the Trustee regarding compliance by the Company with certain of the covenants thereof and shall specify any Event of Default or Defaults with respect to Senior Debt Securities, in performing such covenants, of which the signers may have knowledge.

    MODIFICATION OF THE SENIOR INDENTURE; WAIVER. The Company and the Trustee without the consent of any Holders may modify the Senior Indenture with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Debt Securities of any series. In addition, the Company and the Trustee may modify certain rights and obligations of the Company and the rights of Holders of the Senior Debt Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Debt Securities of each series affected thereby.

None of the following modifications, however, will be effective against any holder of any outstanding Senior Debt Securities of any series affected thereby without such Holder's consent:

    - extension of the maturity or reduction of the principal amount of any Senior Debt Securities or, reduction in the interest rate or extension of the time for payment of interest,

    - change in the optional redemption provisions in a manner adverse to any Holder of Senior Debt Securities of such series,

    - modification that would

       - adversely impair the interest of the Senior Trustee in the Collateral Bonds or Substituted Collateral Bonds held by it or,

       - prior to the Release Date, reduce the principal amount of any issue of Collateral Bonds securing the Senior Debt Securities of such series to an amount less than the principal amount of the related issue of Senior Debt Securities or

       - alter the payment provisions of such Collateral Bonds or Substituted Collateral Bonds in a manner adverse to the holders of the Senior Debt Securities,

    - other modification in the terms of payment of the principal of, or interest on, such Senior Debt Securities of any series, or

    - reduction of the percentage required for waivers of Defaults or Events of Default under the Senior Indenture or for modifications of the Senior Indenture

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive any Event of Default or Default under the Senior Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Senior Debt Security of that series or in respect of a provision which under the Senior Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of that series affected.

    DEFEASANCE. The Company may terminate its substantive obligations in respect of the Senior Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Debt Securities of that series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Indenture.

    VOTING OF COLLATERAL BONDS HELD BY SENIOR TRUSTEE. The Senior Trustee, as holder of Collateral Bonds, will attend any meeting of holders of First Mortgage Bonds under the Mortgage Indenture, as to which it receives due notice, or, at its option, will deliver its proxy in connection therewith. Either at such meeting, or otherwise where the consent of holders of First Mortgage Bonds is sought without a meeting, the Senior Trustee will vote all of the Collateral Bonds held by it, or will consent with respect thereto, as directed by the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities; provided, however, that the Senior Trustee shall not vote the Collateral Bonds of any particular series in favor of, or give consent to, any action which in the Trustee's opinion would materially adversely affect such series of Collateral Bonds in a manner not shared generally by all other Collateral Bonds, except upon notification by the Senior Trustee to the holders of the related series of Senior Debt Securities of such proposal and consent thereto of the holders of not less than a majority in principal amount of the outstanding Senior Debt Securities of such series.

    CONCERNING THE SENIOR TRUSTEE. Firstar is the Senior Trustee under the Senior Indenture. Firstar is also the Mortgage Trustee under the Mortgage Indenture, a depositary of funds of the Company and the transfer agent for the Company's Preferred Stock and for the Common Stock of its parent, WPSR. See "Description of the First Mortgage Bonds--Concerning the Trustee."

    BOOK-ENTRY SECURITIES. The Senior Debt Securities may be issued initially in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the applicable Prospectus Supplement, the Depository Trust Company ("DTC"), New York, NY, will act as securities depositary for each series of Senior Debt Securities, which will be issued as fully-registered securities registered in the name of CEDE & Co. (DTC's partnership nominee). Individual purchases of Book-Entry Interests (as defined below) in any such Senior Debt Securities will be made in book-entry form. Purchasers of Book-Entry Interests in such Senior Debt Securities will not receive certificates representing their interests in such Senior Debt Securities. So long as CEDE & Co., as nominee of DTC, is the securityholder, references herein to holders of the Senior Debt Securities or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in Senior Debt Securities.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement among DTC Participants of securities transactions such as transfers and pledges of deposited securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of the DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

    DTC Participants purchasing Book-Entry Interests in any Senior Debt Securities will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such Senior Debt Securities, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in Senior Debt Securities (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any Senior Debt Securities except as described below upon the resignation of DTC.

    Under the Senior Indenture, payments made by the Trustee to DTC or its nominee will satisfy the Company's obligations under the Senior Indenture to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the Trustee to be, and will not have any rights as, holders of Senior Debt Securities under the Senior Indenture.

    NEITHER THE COMPANY NOR THE TRUSTEE UNDER THE SENIOR INDENTURE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER

PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF SUCH TRUSTEE AS BEING A HOLDER OF SENIOR DEBT SECURITIES WITH RESPECT TO: (1) ANY SENIOR DEBT SECURITIES; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OR REDEMPTION PRICE OF OR INTEREST ON SUCH SENIOR DEBT SECURITIES; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE SENIOR INDENTURE TO BE GIVEN TO HOLDERS OF SENIOR DEBT SECURITIES; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF ANY SENIOR DEBT SECURITIES; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC OR ITS NOMINEE AS HOLDER OF SENIOR DEBT SECURITIES.

    Principal and redemption price of, and interest payments on, Senior Debt Securities registered in the name of DTC or its nominee will be made to DTC or such nominee, as registered owner of such Senior Debt Securities. DTC is responsible for disbursing such payments to the appropriate DTC Participants and such DTC Participants, and any Indirect Participants, are in turn responsible for disbursing the same to the owners of Book-Entry Interests. Unless it has reason to believe it will not receive payment, DTC's current practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the Senior Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

    DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the Senior Debt Securities in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in Senior Debt Securities, as nominee, may desire to make arrangements with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect such persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

    Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The Trustee under the Senior Indenture, the Company and the underwriters, as such, have no role in those purchases, transfers or sales.

    The Senior Trustee will recognize and treat DTC (or any successor securities depositary) or its nominee as the holder of Senior Debt Securities registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in Senior Debt Securities in connection with any matter on which holders of such Senior Debt Securities are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of the Trustee, the Company or any underwriter, as such.

    The Trustee, so long as a book-entry system is used for any series of Senior Debt Securities, will send any notice of redemption and any other notices required by the Senior Indenture to be sent to holders of such Senior Debt Securities only to DTC (or such successor securities depositary) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the Senior Debt Securities called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the Senior Debt Securities to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such Senior Debt Securities are redeemed.

    The Company, the Trustee and any underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Senior Debt Securities made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

    The Company understands that the current "Rules" applicable to DTC and DTC Participants are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

    If DTC is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the Senior Debt Securities held by DTC or its nominee, as the case may be. In such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $1,000 or any multiple thereof.

    Neither the Company, the Senior Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.

                      DESCRIPTION OF FIRST MORTGAGE BONDS

    GENERAL. Prior to the Release Date, any series of First Mortgage Bonds issued as Collateral Bonds will be issued to the Senior Trustee. Each issue of such Collateral Bonds to the Senior Trustee will be in a principal amount equal to the principal amount of the Senior Debt Securities issued contemporaneously with such Collateral Bonds. Prior to the Release Date, the Company shall make payments of the principal of, and premium or interest on, each Series of Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the related series of Senior Debt Securities.

    The following statements are brief summaries of certain provisions of the Mortgage Indenture. Such statements do not purport to be complete and in each case are qualified in their entirety by reference to the more detailed provisions of the Mortgage Indenture. Capitalized terms used in this section and not otherwise defined herein shall have the respective meanings given to them in the Mortgage Indenture.

    LIEN AND TITLES: The Collateral Bonds will be secured by the Mortgage Indenture equally and ratably with all other bonds issued thereunder. At the time of issuance of each series of the Collateral Bonds, the Company's counsel will deliver its opinion that the Mortgage Indenture constitutes, except as stated in this paragraph, a valid and direct first lien upon substantially all of the real and fixed property and governmental licenses and permits owned by the Company (including its interests as tenant-in-common), subject only to permissible encumbrances and to the other limitations and exceptions stated as to their opinion on titles below. Excepted from the lien are investments in other companies, items of the general character such as would be included on the Balance Sheet as Current Assets (unless deposited or required to be deposited with the Mortgage Trustee), motor vehicles, advance payments for or other costs of nuclear fuel not situated at the plant site, and timber and minor parcels of real estate. The term "permissible encumbrances" includes liens upon transmission or distribution line rights-of-way, and certain tax and other liens, easements or leases, and other adverse interests of a nature or of such proportion as would not under ordinary circumstances materially impair the lien of the Mortgage Indenture or the use of the property.

    The Mortgage Indenture by its terms also covers in general all after-acquired property of the Company, other than property of the nature excepted from the lien thereof as stated above. The lien on an after-acquired system may be subject to a prior lien and, in case of merger, to possible limitation to the system of the Company at that time.

    At the time of issuance of each series of the Collateral Bonds, the Company's counsel will deliver its opinion that the Company has good and marketable title to the real and fixed properties described in the Mortgage Indenture (other than properties disposed of and released thereunder and lands described as held only under flowage rights) free and clear of all liens, charges and encumbrances against the same prior to or on a party with the lien of the Indenture, except for and subject only to "permissible encumbrances" and to such exceptions, defects and qualifications as in such counsel's opinion do not materially affect the security for the Collateral Bonds or the Company's title to or its right to use such properties in the conduct of its business. The opinion of counsel does not cover the validity of or title to easements or rights-of-way for transmission and distribution lines.

    The Mortgage Indenture does not prevent a merger or consolidation of the Company, a sale by the Company of all or substantially all of its assets, a recapitalization of the Company or other comparable transaction as long as (i) the lien of the Mortgage Indenture and the rights and powers of the Mortgage Trustee and the bondholders under the Mortgage Indenture are not impaired; (ii) the principal amount of prior lien bonds secured by a prior lien or liens on property of the successor corporation (exclusive of the property owned by the Company immediately prior to the merger, consolidation or sale) and outstanding immediately after such consolidation, merger or sale shall not exceed 60% of the cost or fair value, whichever is less, of the property of the character of permanent additions owned by the successor corporation, immediately prior to such transaction; (iii) the earnings applicable to bond interest of the successor corporation determined as provided in the Mortgage Indenture, excluding net earnings of the Company, for a period of twelve consecutive calendar months within the fifteen consecutive calendar months immediately preceding the first day of the calendar month in which such consolidation, merger or sale is made shall have been in the aggregate at least equal to twice the interest requirements for a period of one year upon all prior lien bonds secured by a prior lien or prior liens on the property of such successor corporation and outstanding immediately after such transaction; and (iv) the successor corporation assumes the obligations of the Company under the Mortgage Indenture. If the foregoing conditions are satisfied with respect to any such transaction, the Company may enter into such transaction. Although the Mortgage Indenture limits the principal amount of additional bonds which may be issued, it does not restrict the amount of unsecured debt that the Company may incur. Except as hereinabove described, the Mortgage Indenture does not provide any protection to the bondholder against a highly leveraged transaction however structured.

    OUTSTANDING AND ADDITIONAL BONDS: Under the Mortgage Indenture, there were outstanding as of September 30, 1998, $234,175,000 principal amount of bonds of various prior series. Additional bonds without limit as to aggregate amount may be issued in a principal amount up to (a) 60% of the lesser of cost or fair value of net permanent additions (electric, gas or steam property acquired after January 1, 1941, less retirements after said date taken at undepreciated cost, subject to certain adjustments) except permanent additions otherwise utilized under the Mortgage Indenture or restricted under the terms of certain supplemental indentures; (b) the amount of bonds retired or cancelled, except from certain funds; and (c) the amount of cash deposited with the Mortgage Trustee for the purpose, which cash may thereafter be withdrawn in lieu of the issuance of an equal amount of bonds under clauses (a) or (b) but without any earnings' test requirement. Bonds may be issued under clauses (a) and (c), and under certain circumstances under clause (b), only if earnings applicable to bond interest for a period of 12 months within the preceding 15 months have been at least twice the annual interest requirements upon all bonds then applied for and outstanding.

    Earnings applicable to bond interest, as defined in the Mortgage Indenture, for the twelve months ended September 30, 1998, were $117,622,637, resulting in a ratio of 6.78 times the full annual interest requirements upon all bonds then outstanding, and a ratio of 4.83 after issuance of $102,000,000 principal amount of Collateral Bonds at an estimated weighted average interest rate of 6.85% per annum. A difference of 0.125% in the assumed weighted average interest rate on the Collateral Bonds would change the ratio approximately .025.

    The aggregate amount of unbonded bondable property was approximately $780,000,000 as of September 30, 1998, approximately $86,667,000 of which will be applied as the basis for the issuance of approximately $52,000,000 of the Collateral Bonds. The retirement of bonds of prior series is the basis for the issuance of the balance of the Collateral Bonds which the Company presently anticipates issuing.

    RELEASE PROVISIONS: Property sold may be released from the lien of the Mortgage Indenture upon deposit of its fair value with the Mortgage Trustee. Purchase money obligations so deposited may not exceed 60% of fair value of the released property. Release funds may be withdrawn on the basis of the lesser of cost or fair value of net permanent additions applied for the purpose, or the principal amount of bonds surrendered by the Company, or may be applied to bond retirement. Bonds may be redeemed from release funds only when they are subject to redemption and upon payment of the applicable regular redemption premium. Property certified as no longer necessary in the Company's business and of less than $500,000 value (but not to exceed in the aggregate per year an amount equal to 1% of the outstanding bonds) may be released upon the Company's covenant to deposit the proceeds of sale, if any, and such proceeds may be withdrawn upon the Company's covenant to expend the same for permanent additions.

    MODIFICATION OF INDENTURE: With the consent of the Company and the holders of 70% in principal amount of bonds then outstanding, the Mortgage Indenture and the bonds (including the Collateral Bonds) may be modified except as to (a) the due dates, amounts and other terms (other than sinking fund provisions) of payment of principal or interest, or (b) the creation of any lien ranking prior to or on a parity with the lien of the Mortgage Indenture, or (c) deprivation of any nonassenting bondholder of a lien on the mortgaged property for the security of such bondholder's bonds, or (d) reduction of the percentage in the amount of bonds required to consent to a modification of the Mortgage Indenture. The Company and the Mortgage Trustee may also modify the Mortgage Indenture, without any action on the part of the bondholders, provided that any modification that would adversely affect the rights of the holders of any bonds then outstanding may not become effective until all bonds outstanding at the time of the adoption of the modification have been redeemed or retired.

    CONCERNING THE TRUSTEE: The Mortgage Trustee under the Mortgage Indenture is Firstar Bank Milwaukee, N.A., National Association. Firstar is also the Senior Trustee under the Senior Indenture, a depositary of funds of the Company and the transfer agent for the preferred stock of the Company and of the common stock of WPSR.

    DEFAULTS AND NOTICE THEREOF: The following events are defined as "completed defaults" under the Mortgage Indenture: (a) default in the payment of the principal of any bond; (b) default continued for 90 days in the payment of any interest upon any bond; (c) default in certain covenants of the Company with respect to bankruptcy, insolvency, assignment or receivership; or (d) default continued for 90 days after notice to the Company from the Mortgage Trustee in the performance of any other covenant, agreement or condition contained in the Mortgage Indenture. The Mortgage Trustee may withhold notice to bondholders of defaults (other than in payment of principal, interest or a sinking fund installment) if its responsible officers believe that the withholding of such notice is in the interest of the bondholders.

    The holders of a majority in principal amount of the bonds outstanding may direct the Mortgage Trustee in the exercise of its powers, and in case of completed default may require the Mortgage Trustee to declare the maturity of the bonds accelerated, and upon certain conditions may rescind and annul such declaration. The Mortgage Trustee may decline to follow any direction as to the exercise of its powers if the Mortgage Trustee (i) is advised by counsel that the directed action may not lawfully be taken or (ii) determines in good faith that compliance with such directions would involve the Mortgage Trustee in personal liability or that it will not be sufficiently indemnified for any expenditures arising from compliance with such directions.

    EVIDENCE OF COMPLIANCE WITH INDENTURE PROVISIONS: There is no general requirement for periodic evidence to be furnished to the Mortgage Trustee as to absence of defaults or as to general compliance with the terms of the Mortgage Indenture; however, in all cases where action by the Mortgage Trustee is requested by the Company, such as the issuance of additional bonds or the release of cash or property under the Mortgage Indenture, the Company is required to deliver to the Mortgage Trustee certain certificates signed and verified by officers, engineers, accountants or other experts, who in certain cases are required to be independent persons. Under pertinent circumstances these certificates certify as to absence of default, the fair value of property in respect of which the action is requested and the net earnings of the Company, and in all cases certificates or opinions are required as to compliance by the Company with conditions precedent to such action.

                           LEGAL OPINIONS AND EXPERTS

    Opinions as to legality of the Senior Debt Securities will be rendered by Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, counsel for the Company. Certain legal matters in connection with the offering or offerings of the Senior Debt Securities will be passed upon for the Underwriters or agents by their counsel. In giving their opinions such counsel may rely as to all matters of Wisconsin law upon the opinion of Foley & Lardner. The incorporation of the Company, the right of the Company to operate as a public utility under the laws of Wisconsin, the titles to its properties, the franchises and other operating rights of the Company, and the lien of the Mortgage Indenture upon such property and franchises will be passed upon only by Foley & Lardner. The statements as to matters of law and legal conclusions made in this Prospectus under the captions "Description of Senior Debt Securities" and "Description of First Mortgage Bonds" and in the documents incorporated by reference in this Prospectus have been prepared under the supervision of, and reviewed by, Foley & Lardner who are giving their opinion that such statements are correct in all respects which Foley & Lardner deems material, and all such statements are made on the basis of such opinion.

    The financial statements and schedules which are incorporated by reference into this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Future financial statements and schedules of the Company and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in giving those reports to the extent said firm has audited those financial statements and schedules and consented to the use of their reports thereon.

                              PLAN OF DISTRIBUTION

    The Company may sell the Senior Debt Securities to or through underwriters, and also may sell the Senior Debt Securities directly to other purchasers or through agents.

    The distribution of the Senior Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of the Senior Debt Securities, underwriters may receive compensation from the Company or from purchasers of the Senior Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Senior Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the Senior Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Senior Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. The terms of any particular offering, including the identity of any such underwriter or agent and any such compensation received from the Company, will be described in the Prospectus Supplement with respect to the Senior Debt Securities so offered.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of the Senior Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

    The Senior Debt Securities are not proposed to be listed on a securities exchange, and any underwriters will not be obligated to make a market in the Senior Debt Securities. The Company cannot predict the activity or liquidity of any trading in the Senior Debt Securities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
Certain Terms of Senior Secured Notes,    %
  Series Due             ,.....................        S-2
Summary Financial Information..................        S-3
Book-Entry Issuance--The Depository Trust
  Company......................................        S-3
Underwriting...................................        S-4

                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
Summary Information............................          3
The Company....................................          4
Use of Proceeds................................          4
Description of the Senior Debt Securities......          4
Description of First Mortgage Bonds............         14
Legal Opinions and Experts.....................         17
Plan of Distribution...........................         17

                                 $[50],000,000

                      WISCONSIN PUBLIC SERVICE CORPORATION

                     SENIOR SECURED NOTES,    % SERIES DUE

                                     ------

                   P R O S P E C T U S    S U P P L E M E N T

                                   ---------

                              SALOMON SMITH BARNEY

                           A.G. EDWARDS & SONS, INC.

                      LEGG MASON WOOD WALKER INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses, other than underwriting discounts and commissions, payable by the Company are as follows:

Fees to regulatory commissions....................................  $   1,000
Registration fee under the Securities Act of 1933.................     28,924
Fees and expenses incident to Blue Sky and Legal Investment
  Laws............................................................     15,000
Trustee fee.......................................................     25,000
Accounting services and expenses..................................     25,000
Rating agency fees................................................     15,000
Legal services and expenses.......................................    120,000
Financial printing................................................     50,000
Miscellaneous.....................................................      2,076
                                                                    ---------
Total.............................................................  $ 282,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the Wisconsin Business Corporation Law and Article VI of the By-laws of the Company directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit (unless such profit is immaterial under the circumstances); or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

    The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. Officers and Directors of the Company would also be indemnified by the Underwriters for certain claims under the Securities Act of 1933 pursuant to the terms of the proposed form of underwriting agreement filed herewith. The Company has purchased insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  1    Form of Underwriting Agreement.

  2    None.

 4A    Form of Indenture relating to Senior Debt Securities.

EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 4B    Copy of First Mortgage and Deed of Trust, dated as of January 1, 1941 to
         First Wisconsin Trust Company, Trustee (Incorporated by reference to
         Exhibit 7.01--File No. 2-7229); Supplemental Indenture, dated as of
         November 1, 1947 (Incorporated by reference to Exhibit 7.02--File No.
         2-7602); Supplemental Indenture, dated as of November 1, 1950
         (Incorporated by reference to Exhibit 4.04--File No. 2-10174);
         Supplemental Indenture, dated as of May 1, 1953 (Incorporated by reference to Exhibit 4.03--File No. 2-10716); Supplemental Indenture,
         dated as of October 1, 1954 (Incorporated by reference to Exhibit
         4.03--File No. 2-13572); Supplemental Indenture, dated as of December 1,
         1957 (Incorporated by reference to Exhibit 4.03--File No. 2-14527);
         Supplemental Indenture, dated as of October 1, 1963 (Incorporated by reference to Exhibit 2.02B--File No. 2-65710); Supplemental Indenture,
         dated as of June 1, 1964 (Incorporated by reference to Exhibit
         2.02B--File No. 2-65710); Supplemental Indenture, dated as of November
         1, 1967 (Incorporated by reference to Exhibit 2.02B--File No. 2-65710);
         Supplemental Indenture, dated as of April 1, 1969 (Incorporated by reference to Exhibit 2.02B--File No. 2-65710); Fifteenth Supplemental
         Indenture, dated as of May 1, 1971 (Incorporated by reference to Exhibit
         2.02B--File No. 2-65710); Sixteenth Supplemental Indenture, dated as of
         August 1, 1973 (Incorporated by reference to Exhibit 2.02B--File No.
         2-65710); Seventeenth Supplemental Indenture, dated as of September 1,
         1973 (Incorporated by reference to Exhibit 2.02B--File No. 2-65710);
         Eighteenth Supplemental Indenture, dated as of October 1, 1975
         (Incorporated by reference to Exhibit 2.02B--File No. 2-65710);
         Nineteenth Supplemental Indenture, dated as of February 1, 1977
         (Incorporated by reference to Exhibit 2.02B--File No. 2-65710);
         Twentieth Supplemental Indenture, dated as of July 15, 1980
         (Incorporated by reference to Exhibit 4B to Form 10-K for the year ended
         December 31, 1980); Twenty-First Supplemental Indenture, dated as of
         December 1, 1980 (Incorporated by reference to Exhibit 4B to Form 10-K for the year ended December 31, 1980); Twenty-Second Supplemental
         Indenture, dated as of April 1, 1981 (Incorporated by reference to
         Exhibit 4B to Form 10-K for the year ended December 31, 1981);
         Twenty-Third Supplemental Indenture, dated as of February 1, 1984
         (Incorporated by reference to Exhibit 4B to Form 10-K for the year ended
         December 31, 1983); Twenty-Fourth Supplemental Indenture, dated as of
         March 15, 1984 (Incorporated by reference to Exhibit 1 to Form 10-Q for the quarter ended June 30, 1984); Twenty-Fifth Supplemental Indenture, dated as of October 1, 1985 (Incorporated by reference to Exhibit 1 to
         Form 10-Q for the quarter ended September 30, 1985); Twenty-Sixth
         Supplemental Indenture, dated as of December 1, 1987 (Incorporated by reference to Exhibit 4A-1 to Form 10-K for the year ended December 31,
         1987; Twenty-Seventh Supplemental Indenture, dated as of September 1,
         1991 (Incorporated by reference to Exhibit 4 to Form 8-K filed September
         18, 1991); Twenty-Eighth Supplemental Indenture, dated as of July 1,
         1992 (Incorporated by reference to Exhibit 4B--File No. 33-51428);
         Twenty-Ninth Supplemental Indenture, dated as of October 1, 1992
         (Incorporated by reference to Exhibit 4 to Form 8-K filed October 22,
         1992); Thirtieth Supplemental Indenture, dated as of February 1, 1993
         (Incorporated by reference to Exhibit 4 to Form 8-K filed January 27,
         1993); Thirty-First Supplemental Indenture, dated as of July 1, 1993
         (Incorporated by reference to Exhibit 4 to Form 8-K filed July 7, 1993);
         Thirty-Second Supplemental Indenture, dated as of November 1, 1993
         (Incorporated by reference to Exhibit 4 to Form 10-Q for the quarter ended September 30, 1993).

EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
       The Company's file number for reports filed pursuant to the Securities
         Exchange Act of 1934 is 1-3016.

 4C    Form of Supplemental Indenture relating to Senior Debt Securities.

 4D    Form of Supplemental Indenture relating to Collateral Bonds.

  5    Opinion of counsel as to legality of the Senior Debt Securities.

  8    None.

 12    Computation of Ratio of Earnings to Fixed Charges.

 15    None.

 23.1  Consents of Arthur Andersen LLP.

 23.2  Consent of Foley & Lardner (included in Exhibit 5)

 24    Powers of Attorney (contained on signature pages hereto).

 25    Statement of Eligibility of Trustee.

 26    None.

 27    None

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused such Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on this 25th day of November, 1998.

                                          WISCONSIN PUBLIC SERVICE CORPORATION
                                          (the "Company" or the "Registrant")

                                          By:      /s/ PATRICK D. SCHRICKEL

                                             -----------------------------------
                                                    Patrick D. Schrickel
                                                          PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on November 25, 1998, by the following persons in the capacities indicated. Each person whose signature appears below hereby appoints Ralph G. Baeten and Francis J. Kicsar, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

             NAME               CAPACITY
------------------------------  ------------------------------------------

     /s/ LARRY L. WEYERS
------------------------------  Chairman, Principal Executive Officer and
       Larry L. Weyers          Director

    /s/ DANIEL P. BITTNER
------------------------------  Principal Financial Officer
      Daniel P. Bittner

      /s/ DIANE L. FORD
------------------------------  Principal Accounting Officer
        Diane L. Ford

   /s/ A. DEAN ARGANBRIGHT
------------------------------  Director
     A. Dean Arganbright

    /s/ MICHAEL S. ARIENS
------------------------------  Director
      Michael S. Ariens

             NAME               CAPACITY
------------------------------  ------------------------------------------
     /s/ RICHARD A. BEMIS
------------------------------  Director
       Richard A. Bemis

     /s/ DANIEL A. BOLLOM
------------------------------  Director
       Daniel A. Bollom

       /s/ M. LOIS BUSH
------------------------------  Director
         M. Lois Bush

    /s/ CLARENCE R. FISHER
------------------------------  Director
      Clarence R. Fisher

   /s/ ROBERT C. GALLAGHER
------------------------------  Director
     Robert C. Gallagher

         /s/ KATHRYN
      HASSELBLAD-PASCALE
------------------------------  Director
  Kathryn Hasselblad-Pascale

    /s/ JAMES L. KEMERLING
------------------------------  Director
      James L. Kemerling

                                      S-2